As filed with the Securities and Exchange Commission on June 12, 2017

Registration No. 333-202685

Registration No. 333-205243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3 REGISTRATION STATEMENT NO. 333-202685

FORM S-3 REGISTRATION STATEMENT NO. 333-205243

UNDER

THE SECURITIES ACT OF 1933

TIAA FSB HOLDINGS, INC.

(formerly known as EVERBANK FINANCIAL CORP)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2024090
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

501 Riverside Ave.

Jacksonville, FL 32202

Telephone: (904) 281-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James R. Hubbard

TIAA FSB Holdings, Inc.

Vice President

501 Riverside Ave.

Jacksonville, FL 32202

Telephone: (904) 281-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by TIAA FSB Holdings, Inc. (formerly known as EverBank Financial Corp), a Delaware corporation (the “Company”), on Form S-3 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-202685, originally filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2015; and

2.	Registration Statement No. 333-205243, originally filed with the SEC on June 26, 2015.

This Post-Effective Amendment is being filed in connection with the completion on June 9, 2017 of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 7, 2016 (the “Merger Agreement”), by and among the Company, Teachers Insurance and Annuity Association of America, a New York stock life insurance company (“TIAA”), TCT Holdings, Inc., a Delaware corporation and wholly owned subsidiary of TIAA (“TCT Holdings”), and Dolphin Sub Corporation, a Delaware corporation and wholly owned subsidiary of TCT Holdings (“Merger Sub”). Pursuant to the Merger Agreement, the merger of Merger Sub with and into the Company, with the Company as the surviving entity and renamed “TIAA FSB Holdings, Inc.” (the “Merger”), became effective on June 9, 2017. Immediately following the Merger, TCT Holdings merged with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of TIAA.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the above referenced Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 12, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

TIAA FSB Holdings, Inc. (formerly known as EverBank Financial Corp)

By:	/s/ James R. Hubbard
	Name:	James R. Hubbard
	Title:	Vice President